Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release
For Immediate Release

Contact:
C. Harril Whitehurst, Jr.
Senior Vice President and CFO
804-897-3900
hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.
REPORTS CONTINUED PROFITABILITY
FOR THE FOURTH QUARTER OF 2010 AND
A SIGNIFICANT DECLINE IN NONPERFORMING ASSETS

Midlothian, Virginia, February 7, 2011.  Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), today reported fourth quarter 2010 net income of $149,000 and a net loss available to common shareholders, which deducts from net income the dividends and discount accretion on preferred stock, of $74,000, or $0.02 per fully diluted common share.  Those results compare to a net loss of $7,977,000 and a net loss available to common shareholders of $8,163,000, or $1.93 per fully diluted common share, for the fourth quarter of 2009.  The fourth quarter of 2009 included a goodwill impairment charge of $7,422,000.

The profit in the fourth quarter of 2010 continues a profitable year in which the Company was profitable in every quarter.  Net income for the year ended December 31, 2010 amounted to $1,430,000 and net income available to common shareholders was $549,000, or $0.13 per fully diluted common share.  This represents a significant improvement over the net loss for 2009 of $12,605,000 and net loss available to common shareholders of $13,100,000, or $3.10 per fully diluted common share.  The key factors causing this improvement were an increasing net interest margin resulting in higher net interest income, lower loan loss provisions, and higher noninterest income, partially offset by increased noninterest expense, in particular salaries and benefits.

Fourth Quarter 2010 Highlights

➢
Our net interest margin improved to 3.84% for the fourth quarter of 2010 from 3.74% for the third quarter of 2010 and 3.18% for the same period in 2009.  This improvement resulted in an increase in net interest income before provision for loan losses of $749,000, or 17%, from $4,389,000 for the fourth quarter of 2009 to $5,138,000 for the fourth quarter of 2010.  For the year, our net interest margin improved from 3.13% in 2009 to 3.57% in 2010, and net interest income increased from $16,788,000 in 2009 to $19,296,000 in 2010, an increase of 15%.

➢
The impact on earnings from asset quality has continued to decline in the fourth quarter of 2010.  We recorded a provision for loan losses of $1,692,000 for the fourth quarter of 2010 compared to a provision of $3,020,000 for the same period in 2009.  However, expenses and write-downs related to foreclosed assets increased to $685,000 for the fourth quarter of 2010 from $418,000 for the same period in 2009.  For the year, the provision declined from $13,220,000 in 2009 to $4,842,000 in 2010, and expenses and write-downs related to foreclosed assets increased to $1,694,000 in 2010 compared to $1,475,000 in 2009.

➢
Pre-tax, pre-provision earnings remained strong in the fourth quarter of 2010.  Pre-tax, pre-provision earnings amounted to $1,892,000 for the fourth quarter of 2010, an increase of $923,000, or 95%, compared to the $969,000 for the fourth quarter of 2009 (excluding a goodwill impairment charge of $7,422,000 in that quarter), and a slight decrease of $24,000, or 1%, compared to the $1,916,000 for the third quarter of 2010.

➢
Nonperforming assets, consisting of nonaccrual loans and foreclosed real estate, decreased from $36,884,000 at September 30, 2010 to $32,352,000 at December 31, 2010, a decrease of $4,532,000, or 12%.  This follows a 14% decline in nonperforming assets in the third quarter of 2010.

➢	The Bank’s total risk-based capital ratio increased to 12.11% at December 31, 2010 compared to 11.82% at September 30, 2010. The Company and the Bank remained well capitalized at December 31, 2010.

Thomas W. Winfree, President and Chief Executive Officer, commented, “Our continued profitability in 2010 is very encouraging, however I am most encouraged about the significant decline of 12% in nonperforming assets in the fourth quarter.  Nonperforming assets are not only a continuing drag on earnings, but also cast a negative reflection on the financial strength of the Bank.  Decreasing the level of nonperforming assets has been a top priority for our management team and we have committed significant resources to this goal.  Accordingly, it is gratifying to me that this commitment is continuing to pay off.”

Net Interest Income and Net Interest Margin

Net interest income is our primary source of earnings and represents the difference between interest and fees earned on interest-earning assets and the interest paid on interest-bearing liabilities.  Net interest income for the three months ended December 31, 2010 was $5,138,000, an increase of $749,000, or 17%, over net interest income of $4,389,000 for the same period in 2009.  This increase is due to an improving net interest margin, primarily as a result of a declining cost of funds, which declined from 2.83% for the fourth quarter of 2009 to 1.91% for the fourth quarter of 2010.

Our net interest margin has increased each quarter over the last twelve months as reflected in the following table:

Quarter Ended

December 31, 2009	3.18%
March 31, 2010	3.26%
June 30, 2010	3.46%
September 30, 2010	3.74%
December 31, 2010	3.84%

Asset Quality and Provision for Loan Losses

Provisions for loan losses amounted to $1,692,000 for the three months ended December 31, 2010 compared to $3,020,000 for the same period in 2009.  The decrease in the provision for loan losses in 2010 reflects management’s recognition of higher provisions in previous periods attributable to the Bank’s nonperforming assets.  However, overall asset quality continues to be a concern as there continues to be uncertainty in the economy and the level of nonperforming assets remains significant.  We are encouraged, however, as the amount of nonperforming assets has declined over the last three quarters.

Nonperforming assets consisting of nonaccrual loans and other real estate owned consisted of the following at the indicated dates (dollars in thousands):

	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
	2010	2010	2010	2010	2009

Nonaccrual loans
Number	106	117	132	130	123
Amount	$20,324	$23,943	$31,106	$33,255	$25,913
Other real estate owned	12,028	12,941	11,816	10,715	11,279

Nonperforming assets	$32,352	$36,884	$42,922	$43,970	$37,192

Percentage of total assets	5.47%	6.32%	7.08%	7.14%	6.18%

We are encouraged by the continued decline in nonperforming assets during 2010.  As discussed in previous press releases, we have allocated significant resources to bolster collections, workouts and the disposition of nonperforming assets.  However, given the continued uncertainty in the economy, nonperforming assets may increase in the future.

In addition to the nonperforming assets at December 31, 2010, there were six loans totaling $315,000 past due 90 days or more and still accruing interest.  We believe that these assets are adequately collateralized and are currently recorded at realistically recoverable values.  The amount of loans past due 90 days or more and still accruing interest is at the lowest level it has been since June 30, 2009 and is down significantly from the $4,787,000 at December 31, 2009.

Mr. Winfree added, “What a difference a year makes.  We have made significant headway in addressing nonperforming assets and improving profitability in 2010.  While we recognize that the economy is still sluggish and we cannot predict future losses, we continue to believe the worst is behind us.  As we have been able to obtain possession of collateral underlying nonperforming loans, we have demonstrated that we can sell the assets at values approximating carrying value resulting in no additional loss to the Bank.  This validates our ability to assess the fair value of these assets and record any losses prior to actual sale.  Thus we believe that the remaining nonperforming assets have been written down to a reasonable realizable value in today’s depressed real estate market and that significant future write-downs should not be necessary.”

Mr. Winfree continued, “Our profitability in every quarter of 2010 demonstrates the strength of our core earnings to absorb the continued historic provisions for loan losses and expenses associated with foreclosed real estate.  The strength of the core earnings as well as the declining nonperforming assets makes me optimistic about the future and our ability to continue to be a financially strong Bank.  I want to thank our shareholders for their continued support during these very troubling times, and want to reassure you that we are doing the right things to ensure we will emerge as a strong and viable financial institution.”

The following table reflects details related to asset quality and allowance for loan losses of Village Bank (dollars in thousands):

	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
	2010	2010	2010	2010	2009

Loans 90 days past due and
still accruing	$315	$738	$959	$2,535	$4,787

Restructured loans	21,695	21,703	16,722	16,737	15,289

Nonaccrual loans	20,324	23,943	31,106	33,255	25,913

Other real estate owned	12,028	12,941	11,816	10,715	11,279

Allowance for loan losses
Beginning balance	$9,819	$9,500	$9,091	$10,522	$9,527
Provision for loan losses	1,692	1,410	1,240	500	3,020
Charge-offs	(4,207)	(1,091)	(954)	(2,114)	(2,026)
Recoveries	8	-	123	183	1
Ending balance	$7,312	$9,819	$9,500	$9,091	$10,522

Ratios
Allowance for loan losses to
Loans, net of unearned income	1.61%	2.14%	2.05%	1.96%	2.25%
Nonaccrual loans	35.98%	41.01%	30.54%	27.34%	40.61%
Nonperforming assets to total assets	5.47%	6.32%	7.08%	7.14%	6.17%

The allowance for loan losses as a percentage of net loans declined in the fourth quarter of 2010 to 1.61% primarily as a result of the significant charge-offs recognized during the quarter for which specific provisions for loan losses had been previously provided.

Noninterest Income

Noninterest income increased from $2,408,000 for the fourth quarter of 2009 to $3,131,000 for the same period in 2010, an increase of $723,000, or 30%.  This increase in noninterest income is a result of higher gains on loan sales and fees from increased loan production by our mortgage banking subsidiary.  Our mortgage banking subsidiary has experienced a significant increase in loan production as a result of the addition of a loan production office in Northern Virginia as well as improved performance from some of our existing loan originators.

Noninterest Expense

Noninterest expense increased from $5,827,000 for the fourth quarter of 2009 (excluding a goodwill impairment charge of $7,422,000 in that quarter) to $6,377,000 for the same period in 2010, an increase of $550,000 or 9%.  This increase is primarily attributable to an increase in salaries and benefits of $667,000 resulting from the addition of the mortgage company’s loan production office in Northern Virginia as well as the startup of a financial services division of the Bank, and an increase in expenses associated with foreclosed real estate of $267,000.  We believe that expenses associated with foreclosed real estate will continue to be significant as we work through the disposition of nonperforming assets.

Consolidated Assets

Total assets increased by $7,900,000, or 1%, to $591,779,000 at December 31, 2010 from $583,879,000 at September 30, 2010.  Liquid assets (cash and due from, federal funds sold and investment securities available for sale) increased by $18,384,000 as a result of an increase in deposits of $8,959,000 and reductions in loans held for sale of $6,650,000 and net portfolio loans of $4,763,000.

Total assets at December 31, 2010 represent a decrease of $10,214,000, or 2%, from total assets of $601,993,000 at December 31, 2009.  A decline in liquid assets of $9,910,000 resulted primarily from the reduction of other borrowings of $10,664,000.

Deposits and Other Borrowings

Deposits increased by $8,959,000, or 2%, from $490,053,000 at September 30, 2010 to $499,012,000 at December 31, 2010.  Checking and savings accounts increased by $1,598,000, money market accounts decreased by $2,507,000 and time deposits increased by $9,868,000.

Deposits at December 31, 2010 increased by $727,000, or less than 1%, from $498,285,000 at December 31, 2009.  Checking and savings accounts increased by $1,003,000, money market accounts decreased by $25,010,000 and time deposits increased by $24,734,000.

Our strategy has been to adjust our interest rates on deposit accounts to encourage movement from money market accounts to longer term certificates of deposit to lengthen the maturities of our liabilities with the expectation that interest rates will move higher over the long-term.  The cost of our interest bearing deposits declined to 1.85% for the fourth quarter of 2010 compared to 2.68% for the fourth quarter of 2009.

Other borrowings decreased by $10,915,000, or 21%, during 2010, from $52,594,000 at December 31, 2009 to $41,679,000 at December 31, 2010.  This decline is primarily a result of the pay off of a loan on our headquarters building at the Watkins Centre.  The cost of borrowings declined to 2.59% for the fourth quarter of 2010 compared to 4.15% for the fourth quarter of 2009 primarily as a result of the refinance of advances from the Federal Home Loan Bank.

Equity

Consolidated stockholders’ equity totaled $48,320,000 at December 31, 2010, which represented a book value of $7.87 per common share.  At December 31, 2010, the Company and its subsidiary bank were classified as well-capitalized for regulatory capital purposes.

Memorandum of Understanding

On September 30, 2010, the Company sold the headquarters building at the Watkins Centre to the Bank.  This transaction allowed us to repay the outstanding mortgage loan on the building resulting in a reduction of our interest expense and improvement in earnings on a consolidated basis.  The Federal Reserve Bank of Richmond has determined that the sale of the headquarters building from the Company to the Bank was not permitted under Section 23A of the Federal Reserve Act, implemented by Regulation W, as the amount of the transaction exceeded 10% of the Bank’s capital stock and surplus.  As a result, the Federal Reserve Bank of Richmond has directed the Company to take corrective action.  The Company has provided a plan to the Federal Reserve Bank of Richmond for its approval which provides that the Company will seek to borrow funds to repurchase the building or effect a sale lease-back transaction with a third party.  In addition, the Company has entered into a Memorandum of Understanding with the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions (collectively the “Regulators”) that requires the Company among other things to obtain approval from the Regulators prior to the payment of interest on the Company’s trust preferred securities or dividends on its preferred and common stock.

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank.  Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has fourteen branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Non-GAAP Financial Measures

This press release refers to the net interest margin which is calculated by dividing net interest income by total average earning assets.  We also refer to the efficiency ratio in this press release which is computed by dividing noninterest expense by the sum of net interest income and noninterest income.  Such information is not in accordance with accounting principles generally accepted in the United States (GAAP), and should not be construed as such.  These are non-GAAP financial measures that we believe are common financial measures used by the financial services industry and provide investors with important information regarding our financial performance.

Pre-tax, pre-provision earnings, which adds back tax expense and the provision for loan losses to net income, is provided to demonstrate a more representative comparison of core operational performance without the volatile credit quality that is typically present in times of economic stress such as the financial industry is currently experiencing.  We believe that such financial information is meaningful to the reader in understanding operating performance but caution that such information should not be viewed as a substitute for GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the Company’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts; and (ii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) adverse governmental or regulatory policies may be enacted; (2) the interest rate environment may compress margins and adversely affect net interest income; (3) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (4) competition from other financial services companies in the Company’s markets could adversely affect operations; (5) a continuance of the current economic slowdown could adversely affect credit quality and loan originations; and (6) social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Web site www.sec.gov.

Financial Highlights
(Dollars in thousands, except per share amounts)

	December 31,	September 30,	December 31,
	2010	2010	2009
		(Unaudited)
Balance Sheet Data
Total assets	$591,779	$583,879	$601,993
Investment securities	53,597	28,312	54,857
Loans held for sale	19,872	26,522	7,506
Loans, net	446,555	448,811	457,047
Deposits	499,012	490,053	498,285
Borrowings	41,679	42,298	52,594
Stockholders' equity	48,320	48,956	47,848
Book value per share	$7.87	$8.03	$7.81
Total shares outstanding	4,238,416	4,238,416	4,230,628

Asset Quality Ratios
Allowance for loan losses to
Loans, net of unearned income	1.61%	2.14%	2.25%
Nonaccrual loans	35.98%	41.01%	40.61%
Nonperforming assets to total assets	5.47%	6.32%	6.18%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)
Selected Operating Data
Interest income	$7,545	$8,081	$30,182	$33,196
Interest expense	2,407	3,692	10,886	16,408
Net interest income before
provision for loan losses	5,138	4,389	19,296	16,788
Provision for loan losses	1,692	3,020	4,842	13,220
Noninterest income	3,131	2,408	10,991	8,285
Noninterest expense	6,377	13,250	23,303	28,337
Income tax expense (benefit)	51	(1,496)	712	(3,879)
Net income (loss)	149	(7,977)	1,430	(12,605)
Net income (loss) available to
common shareholders	(74)	(8,163)	549	(13,100)
Income per share
Basic	$(0.02)	$(1.93)	$0.13	$(3.10)
Diluted	$(0.02)	$(1.93)	$0.13	$(3.10)

Performance Ratios
Return on average assets	0.10%	(5.12)%	0.24%	(2.10)%
Return on average equity	1.19%	(55.79)%	2.87%	(22.47)%
Net interest margin	3.84%	3.18%	3.57%	3.13%
Efficiency	77.12%	85.74%	76.94%	83.42%

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